FOR IMMEDIATE RELEASE
---------------------

For: MobileMedia Corporation
Media Contact:  Krista Grossman 201/969-4959
Investor Contact:  Lynne Burns 201/969-4999


                       COURT SETS DATE FOR CONTINUATION OF
                        MOBILEMEDIA CONFIRMATION HEARING

           Court Also Approves MobileMedia's Supplemental Disclosure;
   Sets Deadline for Re-Voting on Plan of Reorganization by Class 6 Creditors
                ------------------------------------------------

FORT LEE, N.J., February 19, 1999 - MobileMedia Corporation today announced that the U.S. Bankruptcy Court for the District of Delaware approved the supplemental disclosure material to be provided to members of the Company's Class 6 general unsecured creditors, allowing MobileMedia to proceed with the Court-ordered resolicitation of votes from that class on its Third Amended Joint Plan of Reorganization ("the Plan"). The Plan provides for the merger of MobileMedia into Arch Communications Group, Inc. (Nasdaq: APGR).

The Court set March 23, 1999 as the deadline for re-voting by MobileMedia's Class 6 creditors on the Plan and for objections to the Plan to be filed, and scheduled the confirmation hearing on the Plan to resume on March 26, 1999.

MobileMedia filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code on January 30, 1997. MobileMedia and Arch executed their merger agreement on August 19, 1998 and certain amendments thereto on September 3 and December 2, 1998. On December 2, 1998, MobileMedia also filed its Third Amended Joint Plan of Reorganization which provides for the merger. The Federal Communications Commission approved the transfer of wireless messaging licenses from MobileMedia to Arch by order dated February 2, 1999 and released February 5, 1999.

MobileMedia Corporation, Fort Lee, N.J., is one of the largest providers of paging and personal communications services in the United States, reaching markets of over 95 percent of the U.S. population, including the top 100 metropolitan statistical areas. MobileMedia, with 3,000 employees, offers local, regional and nationwide coverage to more than three million subscribers in all 50 states, the District of Columbia and in the Caribbean. The Company operates two one-way nationwide FLEX(TM) networks and is constructing a nationwide narrowband PCS network. MobileMedia, doing business as MobileComm, can be found on the Internet at www.mobilecomm.com. The Company is not associated with MobilComm, Inc. of Cincinnati, Ohio.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release that are not historical fact, such as forward-looking statements concerning future financial performance and growth, involve risks and uncertainties. Although MobileMedia believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Any forward-looking statements represent the best judgment of MobileMedia as of the date of this release. The company disclaims any intent or obligation to update any forward-looking statements.

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